Exhibit 16.1

July 21, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Owlet Baby Care Inc.’s (formerly known as Sandbridge Acquisition Corp.) statements included under Item 4.01(a) of its Form 8-K/A dated July 15, 2021.  We agree with the statements concerning our Firm under Item 4.01(a), in which we were informed of our dismissal on July 15, 2021, following completion of the Company’s quarterly review for the period ended June 30, 2021, which consists only of the accounts of the pre-Business Combination Special Purpose Acquisition Company. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York